Company KALI TUNA, d.o.o., 23272 Kali, represented by Mr. Oli Valur Steindorsson, Member of the Board (hereinafter referred to as: KT)

and

Company MB LUBIN RIBARSTVO d.o.o., 23272 Kali, represented by Mr. Mirko Ivoš (hereinafter referred to as: Lubin)

concluded in Kali, on 01 July 2009 the following

BUSINESS COOPERATION AGREEMENT

1. SUBJECT MATTER OF THE AGREEMENT:

1.1. By this Agreement the Parties determine their mutual long-term business interests, as well as methods, terms and time of realisation thereof, through the long-term business cooperation.

2. BUSINESS INTERESTS:

2.1. KT is a company specialized in farming and selling of tuna fish and therefore in control of necessary know-how, infrastructure and technical equipment, human resources and capital. KT has business and strategic interest in ensuring the long-standing and stabile supply of live tuna and small pelagic fish for the purpose of tuna feeding, as well as possible long-standing specific maritime/fishing services providing, required for the above said farming.

2.2. Lubin is a company specialized in catching of tuna and small pelagic fish and therefore in control of necessary know-how, technical equipment and human resources. As such, it has business and strategic interest in ensuring the long-standing and stabile sales of caught tuna and small pelagic fish, as well as possible specific maritime/fishing services providing, through its own fishing-boats.

3. REALISATION OF BUSINESS COOPERATION

3.1. For the purpose of the above described business interests, the Parties are obliged as follows:

-	to enter into Contract on supply of live tuna for the period of 20 years; under such Contract Lubin shall be obliged to catch the Bluefin tuna and deliver it to KT alive, for the farming purposes, whereas KT shall be obliged to pay for the said deliveries according to market prices and other terms;
-	to enter into Contract on supply of small pelagic fish for the period of 20 years, under which Contract Lubin shall be obliged to catch small pelagic fish and deliver it to KT for the purpose of farmed tuna feeding, whereas KT shall be obliged to pay for such deliveries according to market prices and other terms;
-	to enter into Contract on maritime/fishing services for the period of 20 years, under which Contract Lubin shall be obliged to provide various maritime/fishing services regarding and for the purpose of tuna farming and maintenance of farms, as well as transport of caught live tuna from the catch location to the farms, whereas KT shall be obliged to pay for the listed services according to market prices and other conditions.

In addition, KT is obliged to directly help Lubin by providing consultancy regarding management, financial and operative planning etc.

4. FINANCING

4.1. In order to help financing of KT as an exclusive, long-standing and strategic buyer of its goods and services, Lubin is obliged to allow KT the use of its vessels as collateral for KT’s credit liabilities.

4.2. KT is obliged to help Lubin in refinancing of its debt financial liabilities towards foreign suppliers and financial creditors, mostly regarding debt for delivered vessels, equipment and financial credits. KT shall take over Lubin’s due debts towards described creditors and thereby shall acquire identical long-term claims towards Lubin. Parties shall enter into a special contract regarding this issue.

4.3. Further, KT is obliged to directly finance Lubin and help it through guarantees and otherwise in realisation of possible financial arrangements with third persons – creditors (banks, leasing companies, suppliers etc.), for short-term financing of current assets, as well as long-term investment financing of supply and maintenance necessary for basic assets and equipment.

5. INSURANCE

5.1. Since the above described KT’s financial activities shall cause its significant financial exposure, shareholders of Lubin shall provide for KT to insure its claims towards Lubin by putting a lien ontheir shares in Lubin. Also, Lubin shall be obliged to appoint and revoke Members of its Board only with the consent of KT.

5.2. Additionally, during the period of this Agreement, as well as all other contracts deriving from it, Lubin is obliged to restrain itself from any transfer of any tangible property or right, without the consent of KT.

6. DISPUTES

Both Parties are obliged to make reasonable effort in order for this Agreement to be realised and shall try to resolve any disputes arising from this Agreement amicably and consensually.

7. FINAL PROVISIONS

By signing this Agreement, Parties confirm their acceptance of all rights and obligations arising from it.

The Agreement hereunder was made in 2 (two) counterparts; one for each Party.

/s/ Mirko Ivos	/s/ Oli Valur Steindorsson
MB LUBIN RIBARSTVO d.o.o.	KALI TUNA d.o.o.